UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2024

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Georgia Erbez to Board of Directors

On February 20, 2024, the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”), increased the size of the Board from nine directors to ten directors and approved, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the appointment of Georgia Erbez to serve as a Class III director to fill the vacancy created by such increase. Ms. Erbez will hold this position until the Company’s 2026 annual meeting of stockholders or until her successor is duly elected and qualified, subject to her earlier death, resignation or removal. Ms. Erbez has also been appointed to serve on the audit committee of the Board.

Ms. Erbez, age 57 has served as Managing Director of Axiom Financial Partners, a financial consulting firm, since November 2014. Ms. Erbez also previously served as the Chief Operating Officer of Walking Fish Therapeutics, Inc., a biotechnology company, from September 2022 to October 2023, and as Chief Financial Officer of Harpoon Therapeutics, Inc., an immuno-oncology company, from October 2018 to September 2022. Ms. Erbez previously served on the board of directors of AltiBio, Inc., a private biotechnology company, Sierra Oncology, Inc., a public biopharmaceutical company until its acquisition by GSK plc, and Arterlo Biosciences, Inc., a public clinical stage biopharmaceutical company. Ms. Erbez earned her B.A. at the University of California, Davis. Ms. Erbez was selected as a director because of her significant experience and background in the healthcare sector.

As a non-employee director, Ms. Erbez will receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, upon appointment to the Board, Ms. Erbez will be eligible to receive an annual cash retainer in the amount of $50,000. On the date of her appointment to the Board, Ms. Erbez received an option under the Company’s 2014 Equity Incentive Award Plan to purchase 54,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of her appointment. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Ms. Erbez’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Ms. Erbez, which will require the Company to indemnify Ms. Erbez against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Erbez’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with the Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Ms. Erbez, and any other person pursuant to which Ms. Erbez was appointed as a member of the Board. There have been no transactions in which Ms. Erbez has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2024	COHERUS BIOSCIENCES, INC.

	By:	/s/ Bryan McMichael
	Name:	Bryan McMichael
	Title:	Executive Vice President, Accounting, Corporate Controller and Interim Chief Financial Officer